EXHIBIT 11.2

                         NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

                         CALCULATION OF FULLY DILUTED EARNINGS PER SHARE (Amounts in thousands, except per share amounts)




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                                                                         Three
Months Ended             Six Months Ended

June 30,                       June 30,

______________________        _______________________
                                                                           1996
      1995             1996          1995

__________   _________        _________     _________
NET INCOME (LOSS)                                                      $
2,174    $(84,025)        $  2,839      $(90,182)
Add back senior debenture interest, net of applicable taxes
- --         300               --           600
Add back junior debenture interest, net of applicable taxes
570         570            1,140         1,140

_________    ________         ________      ________
NET INCOME (LOSS) FOR FULLY DILUTED COMPUTATION                        $
2,744    $(83,155)        $  3,979      $(88,442)

_________    ________         ________      ________
COMMON STOCK:

   Shares outstanding from beginning of period
35,137      29,578           35,137        29,578
     Stock options exercised
243         289              133           164
     Assumed exercise of stock options, using treasury
     stock method
1,366         554            1,330           375
     Assumed conversion of senior subordinated debentures,
     from the beginning of the period
- --       5,000               --         5,000
     Assumed conversion of junior subordinated debentures,
     from the beginning of the period
2,299       2,300            2,299         2,300

_________    ________         ________      ________
   Weighted average number of shares outstanding
39,045      37,721           38,899        37,417

_________    ________         ________      ________
FULLY DILUTED EARNINGS (LOSS) PER SHARE                                $
 .06    $  (2.20)        $    .08      $  (3.02)

=========    ========         ========      ========


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